EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Forms S-8 (No. 33-99216 and 333-62207) and Forms S-3 (Nos. 33-88670, 33-93812, 333-42543 and 333-46684) of Chelsea Property Group, Inc. and Form S-3 (Nos. 333-36487 and 333-39324) of Cheslea Property Group, Inc. and CPG Partners, L.P. and in the related Prospectus of our reports dated February 27, 2001, with respect to the consolidated financial statements and schedule of Chelsea Property Group, Inc. and CPG Partners, L.P. included in the Annual Reports (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

New York, New York
March 23, 2001